Exhibit 99.1

Pulse Biosciences, Inc. Appoints Richard van den Broek to Board of Directors

HAYWARD, Calif., August 6, 2020 –  Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company” or “Pulse Biosciences”), a  novel bioelectric medicine company progressing Nano-Pulse StimulationTM (NPS™) technology,  announced today the appointment of Richard van den Broek to its board of directors. In connection with his appointment to the board, Mr. van den Broek will also serve as a member of the audit committee and the compensation committee of the Board.

“Several of our current Board members served alongside Richard at Pharmacyclics Inc. A more able and productive Board member would be hard to find,” said Robert Duggan, Chairman of the Company’s Board of Directors. “We all look forward to reunite around the mission and vision of Pulse Biosciences.”

“Richard is a great addition to our Board because of his deep understanding of the life science sector, both in the US and globally,” added Darrin Uecker, President and Chief Executive Officer. “His experience will be a valuable asset in achieving the mission of our Company.”

Mr. van den Broek currently serves as managing partner of HSMR Advisors, LLC, a position he has held since February 2004, and as a director of PhaseBio Pharmaceuticals, Inc. since February 2019. He previously served on the boards of directors of Pharmacyclics, Inc. from December 2009 to April 2015, Response Genetics, Inc. from December 2010 to September 2015, Special Diversified Opportunities, Inc. from March 2008 to October 2015 and Celldex Therapeutics, Inc. from December 2014 to December 2016.

Mr. van den Broek received an A.B. from Harvard University and is a Chartered Financial Analyst.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve and extend the lives of patients. If cleared, the CellFX® System will be the first commercial product to harness the distinctive advantages of the Company’s proprietary Nano-Pulse Stimulation™ technology to treat a variety of applications for which an optimal solution remains unfulfilled. Nano-Pulse Stimulation technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. Subject to regulatory approval, the initial commercial use of the CellFX System is expected to address a broad range of dermatologic conditions that share high demand among patients and practitioners for improved and durable aesthetic outcomes. Designed as a multi-application platform, the CellFX System is intended to offer customer value with a utilization-based revenue model across an expanding spectrum of clinical applications. To learn more, please visit www.pulsebiosciences.com.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Caution: Pulse Biosciences’ CellFX System and Nano-Pulse Stimulation technology are for investigational use only.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, among other things, statements relating to Nano-Pulse Stimulation technology including the effectiveness of such technology, the CellFX System including the benefits of the CellFX System and commercialization of the CellFX System and the potential of Nano-Pulse Stimulation technology to treat medical needs across medical specialties,  the Company’s market opportunity,  and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,”

“will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Additionally, you should not consider past results to be an indication of our future performance. Additional risks and uncertainties relating to the proposed offering, Pulse Biosciences and its business can be found under the heading “Risk Factors” in Pulse Biosciences’ most recent periodic, quarterly and annual reports filed with the SEC and in the accompanying prospectus relating to the offering to be filed with the SEC. Pulse Biosciences undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.

Investors:
Pulse Biosciences
Sandra Gardiner, EVP and CFO
510.241.1077
IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor
415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk
504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com